Exhibit 10.1

ASIA PACIFIC BOILER CORPORATION
Unit 10 & 11, 26th Floor, Lippo Centre, Tower 2,

89 Queensway Admiralty, Hong Kong

February 14, 2014

Million Place Investments Limited

c/o Unit 10 & 11, 26th Floor, Lippo Centre, Tower 2,

89 Queensway Admiralty, Hong Kong

Inner Mongolia Yulong Pump Production Co. Ltd.

No 3 ,Industrial Road, Ke’ Zhen’

Wuchuan County, Hohhot City

PRC

Attention: Gong Chin Ong

Hohhot Devotion Boiler General Company Private Limited

No4, Shui Quan Cun, Ha La He Shao Village

Wu Chuan County, Inner Mongolia

PRC

Attention:  Qin Xiu San

Dear Sirs:

Re:      Letter of Intent

This Letter of Intent ("LOI") confirms the mutual intention of Asia Pacific Boiler Corporation ("APB"), a Nevada corporation, Million Place Investments Limited, ("MPI"), a British Virgin Islands corporation, Inner Mongolia Yulong Pump Production Co. Ltd. (“Yulong Pump”), a People’s Republic of China (“PRC”) corporation, and Hohhot Devotion Boiler General Company Private Limited (“Devotion Boiler”), a PRC corporation (  each a “Party” and collectively, the "Parties") to enter into negotiations regarding the acquisition by APB  of all of the issued and outstanding shares of MPI (the "Transaction").   This letter is not intended to create legally binding obligations except as set out in sections 2, 4, 5, 6, 7, and 8  below but will serve as the basis for negotiating a definitive agreement leading to the completion of the Transaction.

1.                  The Transaction

1.1              Structure:  The Transaction may be effected in one of several different ways, including a share purchase or a share exchange whereby APB purchases the shares of MPI from its shareholders in exchange for shares of APB.

The Parties will jointly determine the optimum structure for the Transaction in order to best satisfy tax planning, regulatory and other considerations.

1.2       Acquisition of Subsidiaries: Whereas MPI is the direct and beneficial owner of 49% of the issued and outstanding securities of Yulong Pump, the definitive agreement under which the parties will agree to carry out the Transaction (the "Definitive Agreement") will contemplate the acquisition by MPI, either prior to, or concurrent with, the closing of the Transaction (the “Closing”), of an option to acquire not less than 51% of the issued and outstanding capital stock of Yulong Pump.   Additionally, the Definitive Agreement will contemplate the acquisition by Yulong Pump, within six (6) months of the Closing, of 100% of Devotion Boiler.

1.3       Terms and Conditions: The Definitive Agreement will contain provisions that are customary for a transaction of this nature, and will include (but not be limited to) representations and warranties of each APB, MPI, the shareholders of MPI. The closing conditions in favour of the Parties will include, without limitation, the following:

(i)                 consummation of the transactions described in above subsection 1.2 in a form approved by the Parties;

(ii)               receipt of all required regulatory approvals to the carrying out of the Transaction;

(iii)             approvals of the boards of directors of APB and MPI and the shareholders of MPI;

(iv)             obtaining all required consents of third parties;

(v)               completion of all required audited and unaudited financial statements of MPI, Yulong Pump, and Devotion Boiler, prepared in accordance with US GAAP and audited and by a PCAOB registered audit firm;

(vi)             APB and its accountant having had a reasonable opportunity to review the foregoing financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of each MPI, Yulong Pump, and Devotion Boiler, and that both APB and its accountant are satisfied with the content of such financial statements;

(vii)           completion, to their respective sole satisfaction, of due diligence by APB and MPI of each other, and of Yulong Pump and Devotion Boiler;

(viii)         no material change in the employment agreements of either Party without the prior consent of the other Party;

(ix)             all representations in the Definitive Agreement being accurate as of the closing of the Transaction;

(x)               no adverse material change in the business or financial condition of APB, MPI, Yulong Pump, or Devotion Boiler since the execution of the Definitive Agreement;

(xi)             closing of the Transaction to be completed on a best efforts basis by both parties within the following parameters:

A.                 notice of completion of substantial due diligence and board approval by both parties by March 31, 2014;

B.                 execution of Definitive Agreement by May 15, 2014;

C.                 receipt of all required shareholder approvals from MPI by May 31, 2014; and

D.                 closing of Transaction by June 15, 2014.

The Parties will work diligently during this period but recognize that regulatory and other market delays may require adjustments to this timetable.

2.                  Due Diligence

Once the Parties have signed this letter, each Party will give the other full access to all of its (i) books, records, business plans, financial and operating data and all other information; (ii) assets and operations; and (iii) personnel.

In the event that the Parties do not notify each other in writing prior to 5:00 p.m. (Hong Kong  time) on March 31, 2014 (or such later date as the parties may mutually agree upon) that the results of their investigations are satisfactory and they are willing to negotiate and enter into the Definitive Agreement, this letter agreement will terminate and be of no further force or effect.

3.                  Definitive Agreement

Upon the satisfactory completion of diligence by the Parties in accordance with above Section 2, the Parties will negotiate the terms of the Definitive Agreement, acting reasonably and in good faith, with a view to executing the agreement on or before May 15, 2014.

4.                  Standstill

During the period from the satisfactory completion of diligence until this letter agreement is either superseded by the Definitive Agreement or terminated pursuant to section 2, each of MPI, Yulong Pump, and Devotion Boiler agrees that it will:

(a)                    not solicit offers or have discussion with any third parties regarding its sale of its shares or assets or any other form of business combination,

(b)                   conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice, and

(c)                    not pay any dividends engage in non-arms length transactions with their shareholders, or redeem in excess of 1% of its currently outstanding shares.

5.                  Expenses

Each Party will be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this LOI and all legal and accounting fees and disbursements relating to preparing the Definitive Agreement or otherwise relating to the Transaction.

6.                  Publicity

No Party will make any announcement, issue any press release or otherwise disclose the existence of this letter, without the prior written consent of the other Party. MPI, Yulong Pump, and Devotion Boiler acknowledge that, as a reporting issuer, APB will be required to make public disclosure regarding this LOI and the Transaction.

7.                  Confidentiality Agreements

Subject to above Section 6, each Party agrees to keep the existence and the terms of this LOI confidential and will not make any disclosure except where disclosure is required by law.  In addition, each Party agrees that any information provided to the other in connection with the negotiation and entering into of the Definitive Agreement for the Transaction will be maintained in confidence, will not be disclosed to any other Party, other than each Party’s respective professional advisors, except where disclosure is compelled by applicable law and will not be used by the Party for any purpose other than the evaluation and completion of the Transaction.  Each Party will ensure that its respective officers, directors, employees and consultants will agree to maintain all information in connection with this Letter of Intent and the business combination transactions confidential.  All obligations regarding confidentiality will survive termination of this LOI.

8.                  General

This letter will be governed by and construed in accordance with the laws of the State of Nevada.  APB, MPI, Yulong Pump, and Devotion Boiler hereby submit to the jurisdiction of the State of Nevada with respect to any matters arising out of this letter.

Upon the written confirmation of the general terms and conditions set out in this letter by the Parties, Sections 2, 4, 5, 6, 7, and 8 of this LOI will be binding on the Parties.  Sections 1 and 3 of this Agreement will constitute a non-legally binding provisions and will not impose upon the parties any obligation to consummate the Transaction.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Transaction and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 5:00 p.m. (Hong Kong time) on February 14, 2014 failing which this letter will be null and void.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together will constitute one and the same instrument.

We look forward to working together.

Yours very truly,

ASIA PACIFIC BOILER CORPORATION

Per: /s/Qin Xiu San Qin Xiu Shan Its: President

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein this 14 day of February, 2014:

Million Place Investments Limited.
Per: John Gong Chin Ong Authorized Signatory

INNER MONGOLIA YULONG PUMP PRODUCTION CO. LTD.
Per: /s/ Qin Xiu Shan Authorized Signatory

HOHHOT DEVOTION BOILER GENERAL COMPANY PRIVATE LIMITED
Per: Authorized Signatory Authorized Signatory